Exhibit 99.1
Sadot Group Announces 1-for-10 Reverse Stock Split

BURLESON, TX / ACCESSWIRE / OCTOBER 16, 2024 /Sadot Group Inc. (NASDAQ: SDOT) (“Sadot” or the “Company”), today announced that it will effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of its common stock.
The Reverse Stock Split will become effective at 12:01 a.m. Eastern Daylight Time on October 18, 2024. The common stock will continue to trade on The Nasdaq Capital Market under the symbol “SDOT” and will begin trading on a post-split basis when the market opens on October 18, 2024. The new CUSIP number for the common stock following the Reverse Stock Split will be 627333305.
The Reverse Stock Split was approved by the Company’s Board of Directors on September 25, 2024 and is primarily intended to bring the Company into compliance with the minimum $1.00 per share requirement for continued listing on NASDAQ.
As a result of the Reverse Stock Split, every 10 shares of Sadot’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock without any change in the par value of $0.0001 per share. The Reverse Stock Split will reduce the number of issued and outstanding shares of the Company's common stock from approximately 57.4 million shares to approximately 5.74 million shares. The total number of shares of common stock authorized for issuance will then be reduced by a corresponding proportion from 200,000,000 shares to 20,000,000 shares. The Company is a Nevada corporation, and pursuant to the Nevada Revised Statutes, shareholder approval was not required to effect the Reverse Stock Split as both the number of authorized shares of the Common Stock and the number of issued and outstanding shares of the Common Stock were proportionally reduced as a result of the Reverse Stock Split.
Proportional adjustments will be made to the number of shares of common stock issuable upon exercise or vesting of the Company's outstanding stock options and restricted stock units as well as the applicable exercise or conversion prices, and to the number of shares issuable under the Company's equity incentive plans and other existing agreements. No fractional shares will be issued in connection with the reverse stock split, and fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share. The Reverse Stock Split will affect all common stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity.
Sadot’s transfer agent, Computershare, Inc., will provide information to stockholders regarding their stock ownership following the Reverse Stock Split. Stockholders holding their shares in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the Reverse Stock Split as their accounts will be automatically adjusted to reflect the number of shares owned. Beneficial holders are encouraged to contact their bank, broker or other nominee with any procedural questions.
About Sadot Group Inc.
Sadot Group Inc. has rapidly established itself as an emerging player in the global food supply chain. Sadot Group provides innovative and sustainable supply chain solutions that address the world's growing food security challenges.

Sadot Group currently operates within key verticals of the global food supply chain including global agri-commodity origination and trading operations for food/feed products such as soybean meal, wheat and corn, and farm operations producing grains and tree crops in Southern Africa.

Sadot Group connects producers and consumers across the globe, sourcing agri-commodity products from producing geographies such as the Americas, Africa and the Black Sea and delivering to markets in Southeast Asia, China and the Middle East/North Africa region.
Sadot Group is headquartered in Burleson, Texas with subsidiary operations throughout the United States, Brazil, Canada, Colombia, Dubai, India, Israel, Singapore, Ukraine and Zambia. For more information, please visit www.sadotgroupinc.com.
Forward-Looking Statements
This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Sadot Group, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations:

Frank Pogubila
SVP
Integrous Communications
W - 951.946.5288
E - IR@sadotco.com